                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[X] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             FIRST HAWAIIAN, INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                  [LOGO OF FIRST HAWAIIAN, INC. APPEARS HERE]

                                 P.O. Box 3200
                            Honolulu, Hawaii 96847


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF FIRST HAWAIIAN, INC.

    The Annual Meeting of the Stockholders of First Hawaiian, Inc. (the "Corporation") will be held on April 18, 1996 at 9:30 o'clock A.M. in the 20th floor Dining Room of The Plaza Club, 900 Fort Street, Honolulu, Hawaii, for the following purposes:

    1. To elect 5 directors for a term of 3 years until the Annual Meeting of Stockholders in 1999, and until their successors are elected and qualified.

    2. To fix the number of Directors at 15.

    3. To approve an amendment to the Corporation's Certificate of Incorporation (the "Charter") to increase the number of shares of authorized stock of the Corporation by authorizing 50,000,000 shares of a new class of preferred stock, par value $5.00 per share, which may be issued from time to time in one or more series, with such voting rights, designations, dividend and liquidation preferences, conversion and other rights, qualifications, limitations and restrictions as shall be determined by the Board of Directors at the time of issuance.

    4. To elect the Auditor of the Corporation.

    5. To transact such other business as may properly be brought before the meeting and any adjournments thereof.

    Only stockholders of record at the close of business on February 23, 1996, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

                                     BY ORDER OF THE BOARD OF DIRECTORS:

                                     Herbert E. Wolff
                                     Senior Vice President and Secretary

Dated:  March 1, 1996

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH TO DO SO.

                  [LOGO OF FIRST HAWAIIAN, INC. APPEARS HERE]

                                 P.O. Box 3200
                            Honolulu, Hawaii 96847

                                PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation by the Board of Directors of First Hawaiian, Inc. (the "Corporation") of proxies to be used in the voting at the Annual Meeting of Stockholders of the Corporation to be held on April 18, 1996, and any adjournments thereof.

    The annual report of the Corporation, containing consolidated financial statements as at and for the year ended December 31, 1995, is being mailed to all stockholders simultaneously with the mailing of this proxy statement. This proxy statement and the form of proxy are first being distributed to stockholders on or about March 1, 1996.

    First Hawaiian, Inc. is a holding company for First Hawaiian Bank (the "Bank"), First Hawaiian Creditcorp, Inc., First Hawaiian Leasing, Inc., FHI International, Inc., and Pioneer Federal Savings Bank.

                       OUTSTANDING SHARES; VOTING RIGHTS

    At the close of business on February 23, 1996 (the "record date") there were 31,117,863 shares of common stock (the "Common Stock") of the Corporation outstanding. Each share is entitled to one vote on each matter submitted to a vote of stockholders; there is no cumulative voting.

    The following table sets forth information as of the record date for each person known by the Corporation to be the beneficial owner of more than 5% of the Common Stock:


                   Name and                                                       Amount and
                  Address of                                                       Nature of           Percent
                  Beneficial                                                      Beneficial             of
                    Owner                                                          Ownership            Class
                  ----------                                                    ---------------       ---------

David M. Haig, Fred C. Weyand, Paul Mullin Ganley and                          8,000,000 shares         25.71
Walter A. Dods, Jr., as Trustees under the Will and of the
Estate of S.M. Damon, 1132 Bishop Street,
Honolulu, Hawaii 96813/(1)/

Asset Management Division, First Hawaiian Bank,                                3,430,603 shares/(2)/    11.02
P.O. Box 3200, Honolulu, Hawaii 96847

Alexander & Baldwin, Inc., 822 Bishop Street                                   1,692,894 shares          5.44
Honolulu, Hawaii 96813/(3)/

--------------
/(1)/Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation.
     Mr. Dods is the Chairman and Chief Executive Officer of the Corporation. The Trustees have shared voting and investment power as to shares owned by the Damon Estate.

/(2)/The shares held by the Asset Management Division in fiduciary accounts include: 1,523,476 shares as to which it has sole voting power and 1,495,866 shares as to which it has sole investment power; 1,426,018 shares as to which it has shared voting power and 1,453,628 shares as to which it has shared investment power; 481,109 shares as to which sole voting power is retained by the settlors of the trusts; and 481,109 shares as to which sole investment power is held by outside investment advisers.

/(3)/Mr. Robert J. Pfeiffer, who retired as a Director of the Corporation on June 30, 1995, was Chairman of the Board of Alexander & Baldwin, Inc. until March 31, 1995. Mr. John C. Couch, a Director of the Corporation, and President and Chief Executive Officer of Alexander & Baldwin, Inc. since April 1992, is now Chairman of the Board of that company. Alexander & Baldwin, Inc. has sole voting and investment power as to shares shown in the above table.

                                 PROXY VOTING

    Proxies in the accompanying form duly executed and received by the Corporation at any time before the Annual Meeting, and not revoked or superseded before being voted, will be voted at the Annual Meeting. Where a specification is indicated in the proxy, it will be voted in accordance with the specification. Where no specification is indicated, the proxy will be voted in accordance with the recommendations set forth in this Proxy Statement and in the discretion of the proxies named therein on all other matters properly to come before the meeting or any adjournment thereof.

    Proxies in the accompanying form may be revoked or superseded at any time before they are voted by a proxy of a later date, or by written notification received by the Secretary of the Corporation prior to the Annual Meeting. Attendance in person at the Annual Meeting does not of itself revoke a proxy previously given, but any stockholder who attends the Annual Meeting in person is free to revoke any proxy previously given and vote his or her shares in person.

    The Corporation will pay the cost of solicitation of proxies for the Annual Meeting. In addition to solicitation by use of the mails, proxies may be solicited personally or by telephone, facsimile or telegraph by certain officers and regular employees of the Corporation, who will not receive any added compensation for so doing. The Corporation may reimburse brokers and others holding shares in their names as nominees for their expenses in sending proxy material to beneficial owners.

                             ELECTION OF DIRECTORS

    The Bylaws of the Corporation provide that the Board of Directors is divided into 3 equal classes of Directors. Each class of Directors is elected to serve a 3 year staggered term, with the term of one class expiring at each Annual Meeting. The number of Directors on the current Board is fixed at 15. The Board of Directors recommends that the stockholders again set the total number of Directors at 15.

    Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at the Annual Meeting at which a quorum is present. Under the Corporation's Certificate of Incorporation and Bylaws and under Delaware law, abstentions and broker non-votes will not have the effect of votes in opposition to election of a Director.

    Proxies in the accompanying form will (unless a contrary direction is indicated on the proxy) be voted to elect the nominees named below (who have been nominated by the present Board of Directors) as Directors to serve subject to the Certificate of Incorporation and Bylaws of the Corporation. If elected, each will serve for a term of 3 years or until a successor is duly elected and qualified.

    If any of the nominees listed are not available for election at the Annual Meeting (a contingency which the Board of Directors of the Corporation does not now foresee), the Board of Directors intends to recommend the election of such other persons as the Board may select in order to fill the vacancies. Proxies in the accompanying form will be voted for the election of such other persons unless authority to vote the proxies in the election of Directors has been withheld.

    The nominees designated by the Board of Directors are named below, with brief statements setting forth their present principal occupations and other information, including directorships in public companies:

                                                                                       Shares of Common
                                                                                   Stock of the Corporation           Percent
                 Nominees for a Term of Three Years                                   Beneficially Owned                 of
           Until the Annual Meeting of Stockholders in 1999                          at February 23, 1996              Class
           ------------------------------------------------                        -------------------------          -------
Walter A. Dods, Jr., 54, has been Chairman of the Board and Chief                          8,320,267
Executive Officer of the Corporation and the Bank since September, 1989. He was
President of the Corporation from March, 1989 to March, 1991. He was President of the Bank from November, 1984 to October, 1989 and has been a Director of the
Bank since 1979.  He was an Executive Vice President of the Corporation from
1982 to 1989 and has been a Director of the Corporation since 1983. He has been with the Bank since 1968. His reported beneficial ownership of the Common

                                                                                       Shares of Common
                                                                                   Stock of the Corporation           Percent
                 Nominees for a Term of Three Years                                   Beneficially Owned                 of
           Until the Annual Meeting of Stockholders in 1999                          at February 23, 1996              Class
           ------------------------------------------------                        -------------------------          -------
Stock includes 924 shares held in his wife's individual retirement account as to which Mr. Dods disclaims beneficial ownership, and 48,550 shares that
Mr. Dods has the right to acquire within 60 days through the exercise of stock options. He is a Trustee under the Will and of the Estate of
S.M. Damon and his reported beneficial ownership of the Common Stock includes
8,000,000 shares owned by the Estate of S. M. Damon as to which Mr. Dods shares voting and investment powers. He is a Director of Alexander & Baldwin, Inc., which holds 1,692,894 shares of the stock of the Corporation, as to which
Mr. Dods disclaims beneficial ownership. He is a trustee of Punahou School, which owns 209,316 shares of the Common Stock; he has shared voting and investment powers with respect to such shares and disclaims beneficial ownership thereof.

Paul Mullin Ganley, 56, has been a Director of the Corporation since                       8,050,993
1991 and a Director of the Bank since 1986. He is a Trustee under the Will and of the Estate of S.M. Damon and a partner in the Carlsmith Ball Wichman Murray
Case & Ichiki law firm. His reported beneficial ownership of the Common Stock includes 8,000,000 shares owned by the Estate of S.M. Damon as to which Mr.
Ganley shares voting and investment powers; 19,108 shares in his revocable living trust as to which he has sole voting and investment powers; 12,336 shares in a profit sharing plan as to which he has sole voting and investment powers;
and 17,094 shares in two individual retirement accounts as to which he has sole voting and investment powers.

Dr. Richard T. Mamiya, 71, has been a Director of the Corporation                              4,000                     *
since 1994 and a Director of the Bank since 1980. He is on the active staff of
Queen's Medical Center for thoracic, cardiovascular, and general surgery; he is on the courtesy staff of Straub, Kuakini, and Kapiolani Children's hospitals.

Dr. Fujio Matsuda, 71, has been a Director of the Corporation since                            2,602                     *
1987 and a Director of the Bank since 1985. He was Executive Director of the
Research Corporation of the University of Hawaii from 1984 until 1994; he was the President of the University of Hawaii from 1974 to 1984. He is President of the Japan-America Institute of Management Science.

George P. Shea, Jr., 57, has been a Director of the Corporation since                          2,783                     *
March, 1993 and the Bank since March, 1989. He was Chairman, President and Chief
Executive Officer of First Insurance Company of Hawaii, Ltd. ("First Insurance")
from 1988 until his retirement on March 1, 1995. He was a Certified Public
Accountant with the public accounting firm, Peat Marwick Mitchell & Company, from 1965 to 1971 when he joined First Insurance and was promoted to Treasurer.
He was Vice President, Secretary and Treasurer of First Insurance from 1978 to
1982 and President and Chief Executive Officer from 1982 to 1988.

*The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

    Each of the foregoing nominees attended 75% or more of the combined total number of meetings held during 1995 of the Board and Committees on which he or she sits. The Board of Directors met 13 times in 1995.

    The Board of Directors recommends a vote to set the total number of Directors at 15 and a vote FOR the above nominees.

             DIRECTORS CONTINUING IN OFFICE AND EXECUTIVE OFFICERS

    The Directors continuing to serve on the Board of Directors, pursuant to their prior elections, and the named executive officers listed in the Summary Compensation Table below, are listed here. The Directors will serve subject to the Certificate of Incorporation and the Bylaws of the Corporation until the annual meeting of stockholders in the year shown parenthetically after each name and until their respective successors have been duly elected and qualified.

                                                                                             Shares of Common
                                                                                         Stock of the Corporation       Percent
                                                                                             Beneficially Owned            of
                        Directors Continuing to Serve                                      at February 23, 1996          Class
                        -----------------------------                                    -------------------------      -------
John W. A. Buyers, 68, (1997) has been a Director of the Corporation                               2,012                   *
since 1994 and a Director of the Bank since 1976. He has been Chairman of the
Board and Chief Executive Officer of C. Brewer and Company, Limited, a
diversified land and agriculture business, since 1992.  From 1982 to 1992 he was
Chairman and President of C. Brewer and Company, Limited.  From 1975 to 1982, he
was President and Chief Executive Officer of C. Brewer and Company, Limited.
Since 1989, he has been Chairman of Mauna Loa Resources, the managing general partner of Mauna Loa Partners, a master limited partnership trading on the New
York Stock Exchange.  The partnership is engaged in agribusiness. In 1993, he was elected Chairman of C. Brewer Homes, Inc., a new publicly-traded real estate developer. He is also a Director of John B. Sanfilippo & Sons, Inc. located in
Elk Grove Village, Illinois.

John C. Couch, 56, (1997) has been a Director of the Corporation                                   8,800                   *
since 1991 and a Director of the Bank since 1985.  He has been Chairman of the
Board of Alexander & Baldwin, Inc. ("A&B") since April 1, 1995 and has been
President and Chief Executive Officer of that company since April, 1992.  He was
President and Chief Operating Officer of A&B from October, 1985 until April,
1989 and from April, 1991 to March, 1992. Since April, 1989, he has been Chief
Executive Officer of A&B-Hawaii, Inc., a wholly-owned subsidiary of A&B. He was
President from April, 1989 until April, 1995, when he became Chairman. He has been a Director of A&B since 1985. He was President and Chief Operating Officer of Matson Navigation Company, Inc., a wholly-owned subsidiary of A&B, from
January, 1985 to September, 1985 and Executive Vice President and Chief
Operating Officer from January, 1984 to December, 1984. From April, 1992 to
April, 1995, he has been Vice Chairman and since April, 1995 he has been
Chairman of Matson Navigation Company, Inc. A&B, which is engaged in ocean transportation, agribusiness, property development and property management, holds 1,692,894 shares of Common Stock, as to which Mr. Couch disclaims beneficial ownership.

                                                                                             Shares of Common
                                                                                         Stock of the Corporation       Percent
                                                                                             Beneficially Owned             of
                        Directors Continuing to Serve                                      at February 23, 1996          Class
                        -----------------------------                                    -------------------------      -------
Dr. Julia Ann Frohlich, 55, (1998) has been a Director of the Corporation                           1,200                   *
since 1992 and a Director of the Bank since August, 1991. She has been a
Director of First Hawaiian Creditcorp, Inc. and First Hawaiian Leasing, Inc.
since 1990. She has been President of the Blood Bank of Hawaii since 1985.

David M. Haig, 44, (1997) has been a Director of the Corporation                                8,018,221
since 1989 and a Director of the Bank since 1983. Mr. Haig is a beneficiary and, since 1982, a Trustee, under the Will and of the Estate of S. M. Damon. His reported beneficial ownership of the Common Stock includes 8,000,000 shares owned by the Estate of S. M. Damon as to which Mr. Haig shares voting and investment powers, and 2,600 shares owned by a trust as to which Mr. Haig shares voting and investment powers. He is beneficiary of an HR-10 plan which holds
8,160 shares of the Common Stock as to which he has sole voting and investment powers.

John A. Hoag, 63, (1998) was an Executive Vice President of the                                    64,358                   *
Corporation from 1982 to 1991 and was President of the Corporation from 1991 until April 20, 1995.  He has been a Director of the Corporation since 1991. He has been a Director of the Bank since October, 1989. From 1989 until June 30,
1994, Mr. Hoag was President of the Bank; from that date until his date of retirement, June 1, 1995, he was Vice Chairman of the Bank.  He is the Chairman,
CEO, President of Hawaii Reserves Inc., a commercial land management corporation.  His reported beneficial ownership of the Common Stock includes 928 shares owned jointly with his wife as to which Mr. Hoag shares voting and investment powers, 19,020 shares in his wife's revocable living trust as to which Mr. Hoag disclaims beneficial ownership and 26,272 shares that Mr. Hoag has the right to acquire within 60 days through the exercise of stock options.

Bert T. Kobayashi, Jr., 55, (1998) has been a Director of the Corporation                           5,485                   *
since 1991 and a Director of the Bank since 1974. He is a principal of the law firm of Kobayashi, Sugita & Goda. He is a Director of Schuler Homes, Inc., a
land development company.

Dr. Roderick F. McPhee, 67, (1997) has been a Director of the                                      12,129                   *
Corporation of the Bank since 1972. From 1968 through 1994, he was President of
Punahou School, a kindergarten through 12th grade college preparatory school.
Dr. McPhee was President and ex-officio non-voting member of the Board of
Trustees of Punahou School, which owns 209,316 shares of the Common Stock. He has no voting or investment powers with respect to such shares and disclaims beneficial ownership thereof.

John K. Tsui, 57, (1997) was elected as a Director of the Corporation                              13,362                   *
to fill the unexpired term of Mr. Pfeiffer on July 20, 1995. He has been a
Director of the Bank since 1994. He was Vice Chairman at Bank of Hawaii from
1984 to 1994. He became President and Chief Operating Officer of First Hawaiian
Bank on July 1, 1994. He has been President of the Corporation since April 20,
1995. His reported beneficial ownership of the Common Stock included 5,440 shares that Mr. Tsui has the right to acquire within 60 days through the exercise of stock options.

                                                                                             Shares of Common
                                                                                         Stock of the Corporation       Percent
                                                                                             Beneficially Owned            of
                        Directors Continuing to Serve                                      at February 23, 1996          Class
                        -----------------------------                                    -------------------------      -------
Fred C. Weyand, 79, (1998) has been a Director of the Corporation                                 8,021,305
since 1986 and a Director of the Bank since 1981.  He was Vice President of the
Corporation from 1976 to 1982; Senior Vice President of the Bank from 1980 to
1982 and Corporate Secretary from 1978 to 1981. He served as a commissioned officer in the United States Army from 1940 to 1976 and held the office of Chief of Staff from 1974 to 1976. He is a Trustee under the Will and of the Estate of
S.M. Damon. His reported beneficial ownership of the Common Stock includes
8,000,000 shares owned by the Estate of S.M. Damon as to which he shares voting and investment powers and 11,305 shares in his wife's revocable living trust as to which he shares voting and investment powers.

Robert C. Wo, 70, (1998) was a Director of the Corporation from 1974                                 14,850                 *
to 1989 and again since 1992 and has been a Director of the Bank since 1963. He has been President and Secretary of BJ Management Corp., a management consulting company, since 1979. He has been Chairman of C.S. Wo & Sons, Ltd., a manufacturer and retailer of home furnishings, since 1973. His reported beneficial ownership of the Common Stock includes 8,000 shares in the Betty and
Bob Wo Foundation as to which he shares voting and investment powers, and 300 shares held jointly with his wife.
                                                                                             Shares of Common
                                                                                         Stock of the Corporation       Percent
                                                                                            Beneficially Owned             of
                             Executive Officers                                            at February 23, 1996          Class
                        -----------------------------                                    -------------------------      -------
Philip H. Ching--His reported beneficial ownership of the Common                                    31,101                  *
Stock includes 10,808 shares held in his wife's revocable living trust as to which Mr. Ching disclaims beneficial ownership and 8,387 shares that Mr. Ching has the right to acquire within 60 days through the exercise of stock options.

Donald G. Horner--His reported beneficial ownership of the                                          31,508                  *
Common Stock includes 9,704 shares that Mr. Horner has the right to acquire within 60 days through the exercise of stock options.

Howard H. Karr--His reported beneficial ownership of the Common                                     68,894                  *
Stock includes 2,118 shares held in his wife's revocable living trust, 602 shares held in his wife's individual retirement account, 2,500 shares held in a custodial account for a child for which he has sole voting and investment powers, and 12,440 shares that Mr. Karr has the right to acquire within 60 days through the exercise of stock options.

Nominees, Directors Continuing to Serve and Executive Officers
--------------------------------------------------------------
Beneficial Ownership of all Nominees, Directors, and Executive
Officers as a Group (19 persons).

--------------
*The percentage of shares beneficially owned does not exceed 1% of the shares currently outstanding, including shares that can be acquired within 60 days through the exercise of stock options.

    Each of the foregoing Directors attended 75% or more of the combined total number of meetings held during 1995 of the Board and Committees on which he or she sits. The Board of Directors met 13 times in 1995. To the Corporation's knowledge, which is based solely on a review of reports of changes in ownership of the Corporation's Common Stock as received by the Corporation from directors, executive officers and other persons owning more than 10% of the Common Stock, the Corporation believes that all such reports required to be filed in 1995 and to date in 1996 were timely filed. Mr. Robert C. Wo, a Director, inadvertently failed to report the ownership of 400 shares of the Common Stock on his Form 3 initial statement of ownership filed in 1992, and inadvertently failed to report a purchase of 100 shares with his wife on a Form 4 change in ownership report in 1993.

Committees of the Board

    Among the standing committees of the Board are the Executive Committee, Executive Compensation Committee, and the Joint Audit Committee. The Executive Committee also acts as the Nominating Committee.

    The Executive Committee, acting as the Nominating Committee, advises the Board of Directors with respect to the number of Directors to be elected to the Board and recommends the persons to be nominated for election as Directors. The Committee will consider nominees recommended by the stockholders for election as Director. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Corporation in a sufficient time prior to the Annual Meeting of the Corporation's stockholders for the Committee to consider and act upon such recommendation. The Committee, acting as the Nominating Committee, met twice in 1995. Its members are Bert T. Kobayashi, Jr. (Chairman), Walter A. Dods, Jr., Fred C. Weyand and Robert C. Wo.

    The Executive Compensation Committee acts upon the executive compensation program of the Corporation and its subsidiaries. The Committee administers the Incentive Plan for Key Executives (the "IPKE"), the Long-Term Incentive Plan (the "LTIP"), the Stock Incentive Plan (the "SIP"), and the Deferred Compensation Plan, reviews the performance and salaries of the Corporation's Chief Executive Officer and other senior management officers of the Corporation and its subsidiaries and makes recommendations to the Board of Directors with respect to the appropriate senior management compensation structure. The Committee met 6 times in 1995. Its members are Fujio Matsuda (Chairman), John C. Couch, Julia Ann Frohlich, David M. Haig, Richard T. Mamiya and Roderick F. McPhee.

    The Joint Audit Committee, which met 5 times during 1995, determines on behalf of the Board whether the performance and examination of the independent public accounting firm and the Corporation's internal auditor are satisfactory and adequate to meet the Board's supervisory responsibility. The Committee reviews internal auditing reports, the adequacy of internal financial and accounting controls, the work of the external and internal auditors and management's responses to their audit reports and recommendations. It recommends the independent public accounting firm proposed for election as Auditor of the Corporation. It also reviews the Corporation's reports to stockholders and other financial statements. The Committee reviewed and approved the 1995 audit plan. The members of the Joint Audit Committee are George P. Shea, Jr. (Chairman), John W.A. Buyers, Warren H. Haruki, Howard K. Hiroki, Glenn A. Kaya and Wesley
T. Park. Messrs. Haruki and Hiroki are Directors of the Bank and hold certified public accountants certificates, as does Mr. Shea. Mr. Park is a Director of Pioneer Federal Savings Bank, a subsidiary of the Corporation. Mr. Kaya is a Director of the Bank and of First Hawaiian Creditcorp, Inc., a subsidiary of the Corporation.

Compensation of Directors

    In 1995, the Corporation paid a quarterly retainer of $3,000 to each member of the Board of Directors who was not an employee of the Corporation or its subsidiaries. All members of the Board received a fee of $800 and reimbursement for transportation expenses for each Board meeting attended and $700 for each committee meeting attended.

    The Corporation has a Directors' Retirement Plan for non-employee Directors of the Corporation and the Bank who are not covered by the Corporation's Employees' Retirement Plan. Following retirement from the Board after at least 10 years of service, the retired Director or his or her beneficiary will be entitled to receive monthly payments for a 10 year period at an annual rate equal to one-half of the annual retainer fee in effect at the time of the Director's retirement.

                            EXECUTIVE COMPENSATION
Summary Compensation Table

    The following table summarizes the compensation for the Chief Executive Officer and the other four most highly compensated executive officers for the years ended December 31, 1995, 1994 and 1993.


                                                                                      Long-Term Compensation
                                                                              ------------------------------------
                                                Annual Compensation                    Awards         Payouts
                                      --------------------------------------  -------------------- ---------------
       Name                                                      Other
        and                                                      Annual       Restricted   Securities               All Other
     Principal                                                   Compen-       Stock       Underlying   LTIP         Compen-
     Position               Year      Salary/(1)/   Bonus/(2)/   sation/(3)/  Awards/(4)/   Options   Payouts/(5)/   sation/(6)/
-------------------        -----     ------------- ------------ ------------ ------------ ----------- ------------  ------------
Walter A. Dods, Jr.         1995     $             $            $                 --                     None       $
 Chairman of the            1994     $714,580      $ 31,250     $42,887           --         22,000      None       $34,158
 Board of Directors,        1993     $711,190      $334,021     $34,645           --         18,000      $306,822   $41,432
 Chief Executive
 Officer, and
 Director of the
 Corporation
 and Bank

John K. Tsui                1995     $             $            $                 --                     None       $
 President and              1994     $             $            $                 --                     None       $
 Director of the            1993     NA            NA           NA                             NA        NA         NA
 Corporation and
 President and Chief
 Operating Officer
 and Director of the
 Bank

Howard H. Karr              1995     $             $            $                 --                     None       $
 Executive Vice             1994     $278,144      $ 12,500     $19,464           --          5,660      None       $1,317
 President and              1993     $271,992      $124,646     $19,447           --          4,960      $62,039    $9,480
 Treasurer of the
 Corporation and
 Vice Chairman
 and Chief Financial
 Officer of the Bank

Philip H. Ching             1995     $             $            $                 --                     None       $
 Executive Vice             1994     $243,486      $ 10,624     $25,612           --          4,010      None       $ 2,941
 President of the           1993     $243,664      $106,249     $22,115           --          3,510      $45,815    $12,282
 Corporation and
 Vice Chairman
 of the Bank

Donald G. Horner            1995     $             $            $                 --          None       None       $
 Executive Vice             1994     $232,615      $ 10,750     $19,101           --          3,870      None       $   695
 President of the           1993     $222,550      $102,500     $18,999           --          3,730      $51,091    $ 6,351
 Corporation and
 Vice Chairman of
 the Bank

Notes to Summary Compensation Table:

Note (1) Includes the following for the above named executive officers:

                                 Base     Director and                  Total
                     Year       Salary    Committee Fees     Other      Salary
                    ------------------------------------------------------------

         Dods.......1995         $          $               $          $
                    1994         $625,000   $85,800         $3,780     $714,580
                    1993         $625,000   $82,200         $3,990     $711,190

         Tsui.......1995         $          $               $          $
                    1994         $200,000   $               $          $
                    1993         N.A.       N.A.            N.A.       N.A.

         Karr.......1995         $          $               $          $
                    1994         $250,000   $25,200         $2,944     $278,144
                    1993         $250,000   $20,300         $1,692     $271,992

         Ching......1995         $          $               $          $
                    1994         $212,500   $25,200         $5,786     $243,486
                    1993         $212,500   $25,900         $5,264     $243,664

         Horner.....1995         $          $               $          $
                    1994         $215,000   $16,800         $  815     $232,615
                    1993         $205,000   $16,800         $  750     $222,550

Note (2) Includes cash payments under the Corporation's Cash Bonus Plan for all
         3 years and 1993 and 1995 cash payments under the IPKE. IPKE payments for the calendar year 1994 were paid in 1995. IPKE payments for calendar year 1995 are in the process of being calculated and will be reported in the Proxy Statement for the 1997 annual meeting.

Note (3) Includes primarily imputed income, including "gross-up" for income taxes, related to social club memberships and dues and personal use of automobiles. [The amounts of Other Annual Compensation for the above named officers other than Mr. Ching in each of the 3 most recent years were less than $50,000 and 10% of Salaries and Bonuses. Mr. Ching received imputed income, including "gross-up," related to club memberships and dues in the amounts of $________, $8,542 and $8,322, respectively, for 1995, 1994 and 1993 and imputed amounts, including "gross-up," related to automobiles, of $_______, $17,070 and $13,793, respectively, for 1995, 1994 and 1993.]

Note (4) The Executive Compensation Committee may, at its sole discretion, pay
         IPKE awards in restricted Common Stock of the Corporation with a fair market value equal to the payment amount, in lieu of cash. There were no restricted stock awards to the above named executive officers under the IPKE for the years shown. As of December 31, 1995, the aggregate number of non-vested restricted shares by the year of vesting of such shares for each of the above named executive officers and aggregate market value (based on the market price of the stock at December 31, 1995) follow:


                          Number of
                      Shares Vesting In                   Market
                     -------------------       Total      Value
                        1995     1998          Shares    12/31/95
                     --------  ---------     ---------  ----------
      Dods...........  8,163      --           8,163     $244,890
      Tsui...........    --       --             --         --
      Karr...........    --       --             --         --
      Ching..........  2,755      --           2,755       82,650
      Horner.........    --     17,666        17,666      529,980
                     --------  ---------     ---------  ----------
          Total...... 10,918    17,666        28,584     $857,520

         Dividends are paid to the above named executive officers on their restricted stock holdings. Participants are entitled to vote the restricted shares. Restricted IPKE shares become vested upon the participant attaining 60 years of age, completion of 20 full years of employment, retirement, death, or termination of employment prior to retirement with the approval of the Corporation, whichever occurs earliest. Beginning in 1989, for those participants who had previously met the minimum restrictions for vesting by completion of 20 full years of employment or attaining 60 years of age, the Committee imposed a five-year minimum waiting period from the date of any subsequent stock awards. The IPKE also provides for forfeiture by the participant and reversion to the Corporation of all non-vested shares previously awarded in certain cases of termination of employment.

Note (5) The amounts of LTIP payouts for the first LTIP cycle (1991-1993) were determined and paid in 1994. Because the Corporation did not exceed its threshold average return on equity ("ROE") of 15% over the 1992-1994 and 1993-1995 performance cycles, no awards were paid in 1995 or will be payable in 1996 for the cycles which ended December 31, 1994 and 1995, respectively.

Note (6) Includes (i) premiums for term life insurance, including "gross-up" for income taxes, (ii) split dollar insurance agreements as discussed below, and (iii) Corporation contributions for the account of the above-named executive officers to the Corporation's Profit Sharing Plan and amounts credited to the accounts of such executive officers under the profit-sharing portion of the Corporation's nonqualified, unfunded Supplemental Executive Retirement Plan ("SERP") that provides benefits that would have been provided under the Profit Sharing Plan but for Internal Revenue Code restrictions on such benefits. (In determining profit-sharing benefits under the SERP, the participant's covered compensation incudes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan.) Details of All Other Compensation for each of the above-named executive officers for 1995 are as follows:

                                                     Profit Sharing
                    Term          Split Dollar       Plan (including
                  Insurance        Insurance       SERP contributions)     Total
                  ---------       ------------     -------------------   ---------
     Dods         $               $                   $                  $
     Tsui         $               $                   $                  $
     Karr         $               $                   $                  $
     Ching        $               $                   $                  $
     Horner       $               $                   $                  $

         The Corporation has split dollar insurance agreements with the named executive officers, as well as certain other senior officers. The Corporation pays the insurance premium and imputes the economic benefit to the executive utilizing the PS58 table published by the Internal Revenue Service. Under the agreement, the executive owns a policy with a death benefit equal to three times final salary and the Corporation owns an interest in the policy on the life of the executive sufficient to recover all insurance premiums previously paid plus any foregone interest, net of the income tax benefit, on such premium payments upon the death of the executive. The amount for each named executive officer under this split dollar insurance agreement included in the above table represents the foregone interest, net of applicable income tax benefit. The Corporation also has a $1,000,000 whole life insurance policy on the life of Mr. Dods. The premium and related "gross-up" for income taxes on this policy are included under the Term Insurance column. The death benefit under this policy is deducted from the death benefit under Mr. Dods' split dollar policy.

Option Grants in Last Fiscal Year

     The following table sets forth the stock options granted on March 8, 1995 to each of the above named executive officers under the Corporation's SIP. The table also lists the potential realizable values of such options on the basis of assumed annual compounded stock appreciation rates of 5% and 10% over the life of the options, which is set at 10 years. The Corporation does not have a stock appreciation rights program.

                                                                                                  Potential Realizable Value at
                                                                                                     Assumed Annual Rates of
                                                                                                     Stock Price Appreciation
                                                      Individual Grants(1)                              for Option Term(2)
                                 -----------------------------------------------------------      -----------------------------
                                 Number of          Percent of
                                 Securities       Total Options       Exercise
                                 Underlying         Granted to          or           Expira-
                                  Options          Employees in      Base Price       tion
       Name                      Granted(3)        Fiscal Year       Per Share        Date             5%               10%
      ------                     ----------       -------------      ----------      -------      -------------   -------------
Walter A. Dods, Jr.                21,000             14.2%            $25.50        3/08/05         $               $
John K. Tsui                       11,760              7.9%            $25.50        3/08/05         $               $
Howard H. Karr                      5,880              4.0%            $25.50        3/08/05         $               $
Philip H. Ching                         0                0%            $25.50        3/08/05         $               $
Donald G. Horner                    5,290              3.6%            $25.50        3/08/05         $               $

Notes to Option Grants in Last Fiscal Year:

Note (1) Options under the SIP are granted at 100% of the market value of the stock on the date of the grant. Options vest 25% per year after the first anniversary of the date of grant. No option may be exercised prior to vesting (and in no event earlier than 6 months after the date of grant) or later than 10 years after the date of grant. The exercise price of an option is payable either in cash, by tendering previously acquired shares by the optionee, or by a combination of cash and previously acquired shares. In the event of a change in control, as defined in the SIP, all options granted and held at least 6 months become immediately exercisable and vested. In the event of death, disability or retirement, the Committee has the discretion to accelerate the vesting of options previously granted. The SIP provides for the shortening of the exercise period for vested options if termination is due to death, disability or retirement. The SIP also provides for the Corporation to withhold statutory income taxes upon the exercise of the options by the option holder paying cash or tendering previously acquired Common Stock or by the Corporation withholding the appropriate number of option shares which would have been issued following the option exercise. Without the approval of the stockholders of the Corporation, the SIP cannot be terminated, amended, or modified to (a) increase the total amount of shares which may be issued except as provided in the SIP; (b) change the class of eligible employees; (c) materially increase the cost of the SIP or benefits to the participants; (d) extend the maximum period after the date of grant during which the options may be exercised; or (e) change the provisions of the exercise price.

Note (2) The potential realizable value is reported net of the option exercise price, but before income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation of the underlying stock of 5% and 10% from the date of grant to the end of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Corporation's Common Stock, overall stock market conditions, and the optionees' continued employment through the vesting period. The amounts reflected in these columns may not necessarily be achieved.

Note (3) None of the options granted represent reload options.

Option Values at December 31, 1995

     The following table reflects the securities underlying unexercised options and the value of these options as of December 31, 1995:

                                             Number of
                                             Securities           Value of
                                             Underlying          Unexercised
                                            Unexercised         In-the-Money
                                             Options at          Options at
                                         December 31, 1995    December 31, 1995
                                            Exercisable/        Exercisable/
                    Name                   Unexercisable        Unexercisable
     ---------------------------------   -----------------    -----------------
     Walter A. Dods, Jr...............     28,600/51,200       $75,650/171,050
     John K. Tsui.....................      2,500/9,260         $5,625/69,795
     Howard H. Karr...................      7,210/13,710       $18,213/45,738
     Philip H. Ching..................      5,569/5,701        $14,755/14,280
     Donald G. Horner.................      5,569/10,971       $14,333/37,618

     There were no options exercised by the named executive officers in 1995.

Ten-Year Option Repricings

     For the year ended December 31, 1995, there was no adjustment or amendment to the exercise price of the stock options previously awarded.

Long-Term Incentive Plans--Awards in Last Fiscal Year

     The Corporation's LTIP applies to a group of key executives approved by the Executive Compensation Committee, much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain a target level of performance over a 3-year performance cycle. The LTIP is administered by the Executive Compensation Committee and has no expiration date.

     Under the LTIP, no "awards" of shares, units or other rights, as such, are granted. Instead, at the beginning of each 3-year cycle, the Executive Compensation Committee designates which key executives will be eligible to participate in the LTIP for the cycle. Additional key executives may be declared eligible during the cycle. The Committee also establishes target amounts of individual payouts and corporate performance standards to be met over the 3-year performance cycle.

     In 1995, the Executive Compensation Committee established the formula for LTIP awards for the 3-year cycle 1995 to 1997. Under the formula for this cycle, LTIP payouts are based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the 3-year performance cycle. If the Corporation does not achieve a threshold average annual return on assets ("ROA") of 1% over the 3-year performance cycle, no payouts will be due under the LTIP. When the Corporation's ROA exceeds the threshold level, the target awards to participants are adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by relative return on average equity ("ROE"), and based upon the relative Total Stockholder Return ("TSR"). Relative ROE and relative TSR are equally weighted in the payout calculation. In addition, LTIP payouts to participants may be adjusted by the Committee based on that individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance).

     The peer group used for comparative ROE and TSR purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group includes some but not all of the companies in the S&P Major Regional Bank Index.

     Cash payouts are made after each 3-year performance cycle. There were no payouts in 1995 for the three-year cycle 1992-1994 because the Corporation did not achieve the threshold average ROE required for that cycle. (For 3-year performance cycles ending in years before 1997, the threshold performance measure was average ROE rather than average ROA.) A participant can elect to have the cash award deferred for future payment under the Corporation's Deferred Compensation Plan.

     The following table reflects the estimated future payouts, with respect to the named executive officers, at threshold, target and maximum award levels for the 3-year performance cycle beginning in 1995 and ending in 1997. Actual payouts are contingent upon the Corporation meeting its threshold ROA and are subject to adjustment by the Committee as described above, based upon corporate and individual performances, which will be determined in 1998 for the 1995-1997 performance cycle.

                                                    Performance
                                   Number of         or Other                Estimated Future Payouts
                                 Shares, Units     Period Until       under Non-Stock Price-Based Plans/(2)/
                                    or Other       Maturation or    -------------------------------------------
            Name                     Rights         Payout/(1)/     Threshold/(3)/      Target     Maximum/(4)/
-----------------------------    -------------     -------------    --------------      ------     ------------
Walter A. Dods, Jr...........         None           12/31/97            None           $          $
John K. Tsui.................         None           12/31/97            None           $          $
Howard H. Karr...............         None           12/31/97            None           $          $
Philip H. Ching..............         None           12/31/97            None           $          $
Donald G. Horner.............         None           12/31/97            None           $          $

Notes to Long-Term Incentive Plans -- Awards in Last Fiscal Year:

Note (1) Performance period beginning January 1, 1995 and ending December 31,
         1997.

Note (2) Estimated future payouts under the Target and Maximum columns are based upon the named executive officer's base salary as of December 31, 1995.

Note (3) If the Corporation does not meet its threshold ROA or the participant receives a 0% individual performance rating, there is no payout.

Note (4) Under the current formula, the maximum individual payout is limited to 196% of the target amount.

Defined Benefit Pension Plans

     The Corporation has an Employees' Retirement Plan (the "ERP") for employees of the Corporation and participating subsidiaries who have completed certain age and service requirements. Under the ERP, covered compensation includes salary, including overtime, but excluding bonuses. Pension compensation is also limited to the maximum allowable under the Internal Revenue Code. Retirement benefits become payable effective upon an employee's retirement at the normal retirement age of 65 years. Normal retirement benefits payable under the ERP are based on total or final compensation and years of credited service. Under specified circumstances, an employee who has attained a certain age and length of service may retire early with reduced benefits. The ERP was "frozen" as of December 31, 1995 and no participant will accrue benefits under the ERP for service after December 31, 1995.

     The Corporation also maintains a pension portion of the SERP under which the above-named executive officers continue to earn benefits based on the ERP formula. In determining pension benefits under the SERP, the participant's covered compensation includes base pay, commissions, overtime, short-term incentive pay, and the annual cash bonus earned under IPKE; a participant's covered compensation does not include the cash portion of the Corporation's Cash Bonus Plan or any LTIP bonus. The pension benefit payable under the SERP is reduced by the participant's "frozen" accrued benefit under the ERP.

     The following table illustrates the estimated annual pension benefits payable under the ERP and the SERP to an executive officer at age 65. Whether these amounts become payable depends on the contingencies and conditions set forth in the ERP and the SERP.

                                                       Years of Service/(2)/
         Average             -------------------------------------------------------------------------
     Compensation/(1)/          15           20           25           30           35            40
     -----------------       --------     --------     --------     --------     --------     --------
         $200,000            $ 50,362     $ 67,149     $ 83,936     $100,723     $117,510     $134,298
          250,000              63,487       84,649      105,811      126,973      148,135      169,298
          300,000              76,612      102,149      127,686      153,223      178,760      204,298
          350,000              89,737      119,649      149,561      179,473      209,385      239,298
          400,000             102,862      137,149      171,436      205,723      240,010      274,298
          450,000             115,987      154,649      193,311      231,973      270,635      309,298
          500,000             129,112      172,149      215,186      258,223      301,260      344,298
          600,000             155,362      207,149      258,936      310,723      362,510      414,298
          700,000             181,612      242,149      302,686      363,223      423,760      484,298
          800,000             207,862      277,149      346,436      415,723      485,010      554,298
          900,000             234,112      312,149      390,186      468,223      546,260      624,298
        1,000,000             260,362      347,149      433,936      520,723      607,510      694,298
        1,100,000             286,612      382,149      477,686      573,223      668,760      764,298
        1,200,000             312,862      417,149      521,436      625,723      730,010      834,298
        1,300,000             339,112      452,149      565,186      678,223      791,260      904,298

Notes to Defined Benefit Pension Plans Table:

Note (1) Final average compensation represents the average annual compensation during the highest 60 consecutive calendar months in the last 120 calendar months of creditable service. Compensation for the purpose of this table includes base salary plus the value of awards under the IPKE as shown on the Summary Compensation Table (but not bonuses under the LTIP, the Profit Sharing Plan or the Cash Bonus Plan). Beginning in 1994, the amount of the IPKE included in compensation for any year for purposes of the ERP and the SERP is the amount earned for the performance year, though not paid until March of the following year. See "Report of Executive Compensation Committee--Annual Incentives." The estimated annual benefits are computed on the basis of a straight-life annuity form of payment with no social security offset.

Note(2) As of December 31, 1995, the number of years of creditable service under the Corporation's defined benefit plans for each of the named executive officers in the Summary Compensation Table was as follows: Mr. Dods, 27 years; Mr. Tsui, 12 years (2 years actual service plus 10 years added by the Executive Compensation Committee when Mr. Tsui was hired); Mr. Karr, 23 years; Mr. Ching, 38 years; and Mr. Horner, 17 years.

Change in Control Arrangements

     There are no employment contracts, change-in-control arrangements (other than in the LTIP, SIP and Deferred Compensation Plan) or termination of employment arrangements with the named executive officers.

Compensation Committee Interlocks and Insider Participation

     The members of the Executive Compensation Committee are Fujio Matsuda, Chairman, Julia Ann Frohlich, John C. Couch, David M. Haig, Richard T. Mamiya and Roderick F. McPhee.

     No member of the Executive Compensation Committee was, at any time during the last completed fiscal year, an officer or employee of the Corporation or any of its subsidiaries.

     The Corporation has in the ordinary course of business extended credit to Messrs. Couch and Haig, and to Doctors Matsuda, Mamiya and McPhee (consisting of real estate mortgages and consumer credit lines) as follows:

                                          Largest            Aggregate             Interest
                                         Aggregate          Indebtedness             Rate
                                        Indebtedness        Outstanding               Per
                 Name                     in 1995        December 31, 1995           Annum
     -----------------------------      ------------     -----------------      -------------
     John C. Couch................       $1,993,915          $1,857,704         5.500%-9.500%
     David M. Haig................       $1,115,477          $1,046,419         8.000%-8.250%
     Richard T. Mamiya............       $2,654,613          $2,611,528         5.500%-9.875%
     Fujio Matsuda................       $  387,577          $  357,973         5.500%-8.250%
     Roderick F. McPhee...........       $  283,957          $  280,217             8.125%

     Mr. Couch is Chairman of the Board and a director of A&B, which owns 5.44% of the Corporation's outstanding common stock. Mr. Dods is a director of A&B and the Asset Management Division of First Hawaiian Bank holds 2,634,994 shares of A&B's common stock in a fiduciary capacity. Mr. Dods does not serve on the executive compensation committee (or other board committee performing the equivalent function) of A&B.

     The Bank has (a) made loans to, and issued letters of credit on behalf of, A&B and its wholly owned subsidiary, A&B-Hawaii, Inc., (b) made loans to, and issued a letter of credit on behalf of, Matson Navigation Company, Inc., a subsidiary of A&B, and (c) made loans to, and issued letters of credit on behalf of, California and Hawaiian Sugar Company, Inc., a subsidiary of A&B-Hawaii, Inc. These loans and the letters of credit were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

Report of Executive Compensation Committee

     The Executive Compensation Committee of the Board of Directors (the "Committee") is composed of independent, outside Directors of the Corporation. This Committee was reconstituted in 1995 to comply with Section 162(m) of the Internal Revenue Code and regulations thereunder governing the composition of the Committee. The Board of Directors has delegated responsibility for administering the executive compensation program of the Corporation and its subsidiaries to the Committee.

     The philosophy underlying the administration of the Corporation's executive compensation program is an appropriate linkage between executive compensation, financial and operating performance, and the creation of stockholder value. Key objectives of this philosophy include:

     . providing a pay system designed to attract, retain and motivate executives;

     . establishing compensation plans which emphasize performance-based pay opportunities, as measured by operating, financial and strategic objectives and goals;

     . providing longer-term, equity-based incentives for executives to ensure they are motivated and rewarded for growth in equity value and enhanced value to the stockholders.

     The compensation program adopted by the Committee includes three components designed to implement the foregoing objectives: (1) base salaries; (2) annual incentives; and (3) long-term incentives. Each of these components of compensation is discussed separately below.

     Base Salaries

     Base salaries of executive officers are set annually by the Committee. The Committee takes into consideration factors such as varying levels of responsibility, individual performance, consistency and fairness, cost of living factors, the Corporation's operating results and financial performance and cost control. The Committee places no particular weight on, or relative importance to, any single factor in adjusting base salaries.

     Annual Incentives

     Annual incentives for executive officers are provided pursuant to the IPKE, which provides cash and deferred bonuses based upon the Corporation's profitability and the executive's performance over the course of the year. The IPKE promotes the Corporation's pay-for-performance philosophy by providing executives with direct financial incentives, in the form of annual cash bonuses or restricted stock awards, to achieve corporate and individual performance goals. Moreover, annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals. The IPKE was originally approved by the stockholders in 1969 and has subsequently been amended several times by the stockholders.

     The total amount of bonuses available under the IPKE is a bonus pool equal to 2 1/2% of consolidated income, before income taxes and securities gains, for the performance year. Guideline percentages of base salary are set, increasing as the executives' pay grades increase. The Chief Executive Officer, at his discretion, allocates a portion of the annual bonus pool to each business unit. The manager of each business unit recommends how this allocated amount should be distributed to individual participants in the business unit. Individual awards above or below guideline percentages are generally based upon the participant's management level and performance during the performance period. The business unit manager's recommendations are reviewed and approved or adjusted by the Chief Executive Officer. These recommendations are then presented to the Committee for final review and approval. The Committee grants individual bonuses above or below guideline percentages based upon the Committee's judgment, after reviewing the recommendation of the Chief Executive Officer, as to individual performance and relative levels of responsibility.

     Before 1994, IPKE bonuses were calculated and awarded in December of the performance year based upon year-end projections. Beginning in 1994, however, the Chief Executive Officer recommended, and the Committee approved, deferral of calculation and award of IPKE bonuses for each year's performance until the following March. This allows management and the Committee to base the awards upon final, rather than projected, performance results for the year. Therefore, no IPKE awards for the 1995 performance year have been calculated and they are not reported in this Proxy Statement. IPKE awards granted in 1995 for 1994 performance for the named executive officers are reported in "Executive Compensation--Summary Compensation Table."

     Executive officers are also eligible to receive annual bonuses under the Corporation's Profit Sharing Plan and Cash Bonus Plan, which are plans with fixed profit sharing formulas in which all eligible employees of the Corporation participate and which are not administered by the Committee.

     Long-Term Incentives

     Long-term incentives are provided in the form of cash awards under the Corporation's LTIP and grants of stock options under the SIP. In keeping with the Corporation's commitment to provide a total compensation package which places a significant amount of pay "at-risk", long-term incentives, together with awards under the IPKE, comprise approximately 40% of the value of an executive's total compensation package if the Corporation meets its target performance levels.

     The Corporation's LTIP applies to a group of key executives approved by the Committee that is much smaller than the group eligible for IPKE and SIP awards. It is intended to provide incentive compensation to participants based on the Corporation's ability to sustain target levels of performance over a 3-year performance cycle. Under the formula in effect for the 3-year cycle ending in 1995, LTIP awards were based on target percentages (ranging from 10% to 50%) of each participant's average base salary over the 3-year performance cycle. If the Corporation did not achieve a threshold average ROE of 15% over the 3-year performance cycle, no payouts were to be made under the LTIP. When the Corporation's average ROE exceeded the threshold level, the target payouts to participants were to be adjusted by a factor (ranging from 0% to 140%) based on the Corporation's financial performance compared to a peer group, as measured by ROA, and based upon the Corporation's asset growth over the period. Relative ROA and growth of assets were equally weighted in the payout determination. In addition, LTIP awards to participants were to be adjusted by the Committee based on each individual's performance (from 0% to 140% of the individual's targeted amount as adjusted for the Corporation's performance). In the Committee's judgment, these performance measures were closely linked to stockholder value creation and reinforced desired long-term strategies and performance.

     The Corporation has completed the 1993-1995 performance cycle. The Corporation's average ROE for the period was ____%, which did not exceed the current threshold level for awards to be earned during the cycle. Accordingly, no awards will be payable for the 1993-1995 cycle.

     The peer group used for LTIP purposes is comprised of regional bank holding companies similar to the Corporation in size, performance and nature of operations. The group, which is updated and approved annually by the Committee, includes some, but not all, of the companies in the S&P Major Regional Bank Index.

     The formula for calculating LTIP payouts for the 1995-1997 performance cycle is described under "Long-Term Incentive Plans - Awards in Last Fiscal Year" in this proxy statement.

     Under the SIP approved by the stockholders, stock options are granted at an option exercise price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the enhancement of stockholder value over the long term and encourages equity ownership in the Corporation.

     Guidelines for setting the size of stock option grants were set by the Committee at the time the SIP was established, based on the recommendation of an independent consultant. The guideline for stock option grants is a percentage of base salary (ranging from 10% to 85%), based upon officer grades (increasing as grade increases), resulting in a dollar target which is then converted into the target number of shares by dividing the dollar target by the Corporation's stock price on the date of grant. The size of individual annual awards is increased or decreased from the guideline level based on individual performance at the sole discretion of the Committee.

     Chief Executive Officer's Compensation

Base Salary   In March, 1995, the Committee reviewed Mr. Dods' performance and concluded that his management performance continued to be outstanding, especially during this difficult economic period. The Committee particularly noted the Corporation's sustained financial performance and Mr. Dods' long-range planning initiatives. Based on these factors, the Committee concluded that a merit increase in base salary was warranted and accordingly set his salary at $700,000 effective March 1, 1995.

Annual Incentives   As stated above, IPKE payments for 1995 have not yet been
determined. The IPKE payment for Mr. Dods to be granted in 1996 for 1995 performance will be reflected in the proxy statement for the 1997 annual meeting. As a result of the Corporation's and his performance for 1994, the Committee awarded him $312,500 under the IPKE, which was paid in 1995.

Long-Term Incentives In March, 1995, Mr. Dods received options to purchase 21,000 shares pursuant to the SIP, as set forth in the table under the section "Option Grants in Last Fiscal Year." This award was based upon the SIP's guideline percentage of base salary, and the number of shares was rounded up to the closest 1,000 shares. The Committee has determined that in its judgment the number of options granted was appropriate in light of other elements of compensation awarded and would serve the objective of directly linking a significant portion of Mr. Dods' compensation to future creation of stockholder value.

     Based on the Corporation's financial performance for the 1992-1994 performance cycle, no LTIP payout was made to Mr. Dods in 1995. As discussed above, Mr. Dods will not receive an LTIP payout in 1996 for the 1993-1995 cycle because the threshold level was not met.

     Policy with Respect to the $1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code generally limits the deductibility by corporations of compensation in excess of $1,000,000 paid to certain executive officers, unless certain requirements are met. The Corporation's pay philosophy is performance focused and the Committee believes in retaining discretion to increase as well as decrease incentive awards based on the Committee's assessment of individual performance and other relevant factors. The Committee will continue to review its compensation programs for the executive officers subject to the deductibility limit while preserving its focus on performance-driven compensation.

                                         Executive Compensation Committee


                                         Fujio Matsuda, Chairman
                                         John C. Couch
                                         Julia Ann Frohlich
                                         David M. Haig
                                         Richard T. Mamiya
                                         Roderick F. McPhee

Stockholder Return Performance Graph

     The attached Comparison of Five-Year Cumulative Total Stockholder Return performance graph shows the cumulative total stockholder return (stock price appreciation and reinvestment of dividends) on the Corporation's Common Stock during the last five years as compared to the S&P Major Regional Bank Index and the broader S&P 500 Index.

Comparison of Five-Year
Cumulative Total Stockholder Return*
--------------------------------------------------------------------------------

Among First Hawaiian, Inc., S&P 500 Index and S&P Major Regional Bank Index (companies appear in published industry index).

                             [GRAPH APPEARS HERE]

Measurement Period          FIRST              S&P          S&P MAJOR
(Fiscal Year Covered)       HAWAIIAN, INC.     500 INDEX    REGIONAL BANK INDEX
-------------------         --------------     ---------    -------------------
Measurement Pt-12/31/90     $100               $100         $100
FYE 12/31/91                $145               $130         $179
FYE 12/31/92                $157               $140         $228
FYE 12/31/93                $141               $154         $241
FYE 12/31/94                $141               $156         $228
FYE 12/31/95                $186               $215         $359

*Total return assumes reinvestment of dividends and $100 invested on December 31, 1990 in the First Hawaiian, Inc. common stock, S&P 500 Index and S&P Major Regional Bank Index.

Certain Transactions

     The total amount of loans outstanding to directors and executive officers of the Corporation from the Bank aggregated $1,460,126 at December 31, 1995. These loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risks of collectibility or present other unfavorable features.

     The following schedule shows detailed information on loans made by the Corporation to those Directors (including nominees) and executive officers of the Corporation whose aggregate indebtedness exceeded $60,000 at any time during 1995. All loans are secured by real estate mortgages or are consumer credit lines:


                                                         Aggregate
                                     Largest            Indebtedness             Interest
                                    Aggregate           Outstanding                Rate
                                   Indebtedness         December 31,                Per
    Name and Title                   in 1995                1995                   Annum
---------------------------        ------------         ------------           -------------
John W. A. Buyers                    $  971,121           $  957,142           5.500%-6.375%
Director
Philip H. Ching                      $  430,161           $  424,781           5.500%-9.600%
Executive Vice President
John C. Couch                        $1,993,915           $1,857,704           5.500%-9.500%
Director
Walter A. Dods, Jr.                  $1,242,226           $  250,135           5.500%-9.600%
Chairman, Chief
Executive Officer
and Director
David M. Haig                        $1,115,477           $1,046,419           8.000%-8.250%
Director
John A. Hoag                         $  342,900           $        0           7.500%-9.600%
Director
Donald G. Horner                     $  443,441           $  404,254           5.500%-9.600%
Executive Vice President
Howard H. Karr                       $  730,124           $  719,993           5.500%-9.600%
Executive Vice President
and Treasurer
Bert T. Kobayashi, Jr.               $  838,365           $  812,462           5.500%-8.000%
Director
Richard T. Mamiya                    $2,654,613           $2,611,528           5.500%-9.875%
Director
Fujio Matsuda                        $  387,577           $  357,973           5.500%-8.250%
Director
Roderick F. McPhee                   $  283,957           $  280,217                  8.125%
Director
John K. Tsui                         $  456,996           $  450,511           6.500%-8.250%
President and Director

     The Bank leases a parcel of land, on which a branch of the Bank is located, from the Estate of S.M. Damon pursuant to a lease commencing July 1, 1967. This lease is for a term of 50 years, requiring the payment of a fixed annual rent of $95,713 annually from July 1, 1993 to June 30, 1997. Rents thereafter are to be fixed for each of two succeeding 10-year periods by agreement or failing agreement by appraisal. Messrs. Haig, Weyand, Ganley and Dods are Directors of the Corporation and the Bank and Trustees of the Estate. Management of the Corporation believes that this transaction is as favorable to the Corporation and the Bank as that which would have been obtainable in transactions with persons or companies not affiliated with the Corporation or the Bank.

     The Bank leases 4,178 square feet of office space to the Estate of S.M. Damon in a downtown Honolulu office building in which the Bank's headquarters are temporarily located pending the construction of a new headquarters building. The Estate leased 4,031 square feet in the old headquarters building at $2.00 per square foot per month for the period ending April 30, 1997. In consideration of the Estate and other tenants of the old headquarters building agreeing to temporarily relocate their offices to allow for construction of the new building, the Bank offered the Estate and 3 other unrelated tenants comparable space in the temporary location at the same aggregate rent as previously applied in the old building. Management of the Corporation believes that, while the rent charged to the Estate and the other tenants may not be market rate rents for the temporary location, the temporary arrangements made for the Estate described above are as favorable to the Corporation and the Bank as those that would have been obtainable in a similar transaction with persons or companies not affiliated with the Corporation or the Bank.

     Mr. Kobayashi is a director of the Corporation and the Bank and is a principal of the law firm of Kobayashi, Sugita & Goda. In 1995 the Corporation and its subsidiaries paid legal fees to Kobayashi, Sugita & Goda in the amount of $___________________.


                              CHARTER AMENDMENTS

     The Board of Directors believes, for the reasons set forth below, that it is advisable and in the best interests of the Corporation's stockholders to amend the Corporation's Certificate of Incorporation (the "Charter") by approving an amendment to the Charter to create a new class of preferred stock (the "Preferred Stock") consisting of 50,000,000 shares of a par value of $5.00 each, which may be issued from time to time in one or more series in the future (the "Charter Amendment").

     The affirmative vote of a majority of the votes entitled to be cast by the holders of all of the outstanding shares of Common Stock is required to approve the Charter Amendment. Accordingly, abstentions and broker non-votes as to the Charter Amendment will have the same effect as votes against the Charter Amendment. The full text of the proposed Charter Amendment is attached as Appendix I to this Proxy Statement and incorporated herein by reference.

     The Board of Directors recommends that stockholders vote "FOR" approval of the Charter Amendment, designated as proposal 3 on your proxy card.

Description of the Charter Amendment

     The Charter currently authorizes the Corporation to issue 100,000,000 shares of Common Stock having a par value of $5.00 each. The Charter Amendment would increase the number of shares of stock which the Corporation is authorized to issue to 150,000,000 shares of a par value of $5.00 each and would divide such shares into two classes: 100,000,000 shares which would be designated as shares of Common Stock, and 50,000,000 shares which would be designated as shares of Preferred Stock. The Charter Amendment would provide the Board of Directors with the authority (without action by the stockholders, unless such action is required for a particular transaction by applicable law or the rules of NASDAQ) to issue shares of Preferred Stock in one or more series from time to time in the future and to determine the voting rights, designations, preferences as to dividends and in liquidation (including any preferences or priorities over the Common Stock as to the payment of dividends or upon liquidation), conversion and other rights, qualifications, limitations and restrictions of each such series at the time of the issuance thereof. The Charter Amendment would not affect the number of authorized or outstanding shares of Common Stock or change the terms of the Common Stock as set forth in the Charter.

     The Board of Directors believes that it is in the best interests of the Corporation and its stockholders to create a class of Preferred Stock so that shares of Preferred Stock will be available for issuance from time to time in the future in connection with possible future financing programs and acquisitions and for other general corporate purposes. Having such authorized shares of Preferred Stock available for issuance in the future will give the Corporation significantly greater flexibility than it now has to take advantage of opportunities to obtain additional capital on favorable terms, to use different types of capital stock as consideration for possible acquisitions, and to take advantage of other corporate opportunities. The Charter Amendment would, for example, permit the Corporation to strengthen and expand its capital base by issuing securities that qualify as additional Tier 1 or core capital under the Federal Reserve Board's regulatory capital rules without diluting the voting or equity interests of existing holders of the Corporation's Common Stock.

     In connection with its recommendation that the stockholders vote for the Charter Amendment, the Board of Directors has represented that, without the prior approval of the stockholders, it will not issue the Preferred Stock (i) for any defensive or anti-takeover purpose; (ii) to implement any stockholders' rights plan; or (iii) with features intended to make any attempted acquisition of the Corporation more difficult or costly; no Preferred Stock will be issued to any individual or groups for the purpose of creating a block of voting power to support management on a controversial issue.

     Article Ninth of the Charter provides that upon any increase in the authorized capital stock of the Corporation, except for issuance in connection with certain mergers or acquisitions or as otherwise provided by resolution of the stockholders of the Corporation, the Board of Directors must first offer the additional authorized capital stock pro rata to all current stockholders of record. These "preemptive rights" would apply to the proposed Preferred Stock if the Charter Amendment is approved.


                              ELECTION OF AUDITOR

     The Board of Directors, on recommendation of the Joint Audit Committee, recommends the re-election of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as Auditor of the Corporation to serve for the ensuing year. Coopers & Lybrand has served the Corporation in the capacity of independent Auditors since 1973. Proxies in the accompanying form will be voted for the election of Coopers & Lybrand unless a contrary specification is indicated therein, in which event they will be voted as specified. Election of the Auditor requires the affirmative vote of a majority of the shares present or represented at the meeting. Under the Corporation's Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have the effect of votes in opposition to the election of Coopers & Lybrand.

     It is expected that representatives of Coopers & Lybrand will be at the Annual Meeting and will be available to respond to questions and make a statement if they choose.

     The Board of Directors recommends a vote FOR the re-election of Coopers & Lybrand as Auditor.


                                OTHER BUSINESS

     At the date of this proxy statement, management does not know of any business to be presented at the Annual Meeting other than the matters set forth above. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.


                        STOCKHOLDER PROPOSALS FOR 1997

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of the Corporation must be received by the Corporate Secretary of the Corporation on or prior to __________________, 1996.

                                     BY ORDER OF THE BOARD OF DIRECTORS
                                      FIRST HAWAIIAN, INC.
                                       Herbert E. Wolff
                                       Senior Vice President and Secretary

Dated:  March 1, 1996


A COPY OF THE ANNUAL REPORT OF THE CORPORATION ON FORM 10-K TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PRIOR TO APRIL 1, 1996, WILL BE AVAILABLE AFTER THAT DATE TO EACH STOCKHOLDER UPON WRITTEN REQUEST THEREFOR.

                                  APPENDIX I

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                             FIRST HAWAIIAN, INC.


                                   * * * * *

                    Pursuant to Section 242 of the General

                   Corporation Law of the State of Delaware

                                   * * * * *


     First Hawaiian, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter, the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of the Corporation held on January 18, 1996, resolutions were adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable, and directing that said amendments be considered at the annual meeting of the stockholders of the Corporation. The resolution setting forth the proposed amendments is as follows:

         "RESOLVED, that the Board of Directors of the Corporation hereby declares it advisable that Article Fourth of the Certificate of Incorporation of the Corporation be amended by deleting said article in its entirety and by substituting in lieu thereof the following:

             'Fourth. The total number of shares of stock which this corporation shall have authority to issue is One Hundred Fifty Million (150,000,000) shares having a par value of Five Dollars ($5.00) per share, divided into two classes: One Hundred Million (100,000,000) shares designated as Common Stock (hereinafter, the "Common Stock"); and Fifty Million (50,000,000) shares designated as Preferred Stock (hereinafter, the "Preferred Stock"). The Board of Directors of the corporation is authorized to fix, by resolution or resolutions, the designation of each series of Preferred Stock and the voting rights, preferences as to dividends and in liquidation, conversion and other rights, qualifications, limitations and restrictions thereof and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.'"

     SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Certificate of Incorporation were voted in favor of the amendments.

     THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate to be signed by its ________________________ and attested to by its ________________________ this __________ day of
_______________, 1996.

                                               FIRST HAWAIIAN, INC.



                                               By: _____________________________
                                                   Name:
                                                   Title:



ATTEST:



_______________________________
Name:
Title:

                FIRST HAWAIIAN, INC.   THIS IS YOUR PROXY FORM
-------------------------------------------------------------------------------

                                    PROXY
      PROXY SOLICITED BY THE BOARD OF DIRECTORS OF FIRST HAWAIIAN, INC.
                       ANNUAL MEETING - APRIL 18, 1996

     The undersigned hereby appoints R.F. McPHEE, F.C. WEYAND, and R.C. WO, and each of them, each with full power of substitution, the proxies of the undersigned to attend the Annual Meeting of Stockholders of FIRST HAWAIIAN, INC. (the "Corporation") to be held at 9:30 o'clock A.M., Hawaiian Standard Time, on April 18, 1996 in the 20th floor Dining Room of THE PLAZA CLUB, 900 Fort Street, Honolulu, Hawaii, and any adjournments thereof, and to vote at said meeting and any adjournments thereof all shares of stock of the Corporation standing in the name of the undersigned, as instructed on the reverse side, and in their judgment on any other business which may properly come before said meeting:

                (To Be Continued And Signed On The Other Side)

[X] Please mark your votes
    as in this example.

              FOR all
          nominees listed       WITHHOLD
             at right           AUTHORITY
1. ELECTION     [ ]                [ ]        Nominees: Walter A. Dods, Jr.
   OF                                                   Paul Mullin Ganley
   DIRECTORS                                            Richard T. Mamiya
*(INSTRUCTIONS: To withhold authority to                Fujio Matsuda
vote for any individual nominee write that              George P. Shea
nominee's name in the space provided below.)


--------------------------------------------

                                                   FOR    AGAINST ABSTAIN
2. Fix the total number of Directors at fifteen.   [ ]      [ ]     [ ]

3. Proposal to authorize 50,000,000 shares of a    [ ]      [ ]     [ ]
   new class of Preferred Stock.

4. Proposal to approve the election of Coopers     [ ]      [ ]     [ ]
   & Lybrand L.L.P. as Auditor.

This proxy will be voted as directed, but if no direction is specified, it will be voted FOR Proposals 1, 2, 3 and 4.




SIGNATURE                              DATE
         -------------------------         -----------


SIGNATURE                              DATE
         -------------------------         -----------
              IF HELD JOINTLY

NOTE: Stockholder(s) should sign above exactly as name(s) appears hereon. But minor discrepancies in such signatures shall not invalidate their proxy; if more than one Stockholder, all should sign.